Exhibit 10.1

Consultant Agreement

This agreement (“Agreement”) is effective this 12th day of May, 2008 by and between Thomas G. Smith (“Consultant”) whose address is 8775 Fox Hollow Lane, Kirtland Hills, Ohio 44060, and Forest City Enterprises, Inc. (“FCE”), whose address is 50 Public Square, Suite 1360, Cleveland, Ohio 44113.

NOW THEREFORE, In consideration of the mutual covenants and premises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Specifications of Work and Payment for Services

a.	Consultant agrees to provide the services set forth in Addendum A, attached hereto (the “Services”).

b.	FCE agrees to pay Consultant, against invoices presented to, and approved by FCE, for the Services at the compensation rates, as well as approved expenses, as set forth in Addendum A.

2.	Consultant Status

a.	Consultant shall at all times be independent contractors and shall have sole responsibility for and control over all means, methods, techniques, sequences and procedures for the provision of the Services.

b.	Consultant agrees that he shall comply with all applicable tax laws and, will withhold all applicable federal employment taxes and assessments and pay said taxes and assessments as required by the Internal Revenue code. The Company shall not be responsible for the payment or withholding of any taxes for the services performed or income generated by Consultant.

c.	This Agreement shall not constitute nor should it be construed as constituting a joint venture or principal/agency relationship between Consultant and FCE. Consultant agrees that no representations shall be made that he or she is an agent or employee of FCE.

3.	Indemnity

Consultant shall indemnify and hold FCE, its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns harmless from and against any and all third party claim or liability (including reasonable defense costs and attorneys’ fees) to the extent arising from or in connection with the acts or omissions of Consultant in the course of performing the services or from the infringement by Consultant of any United States patent, trademark, copyright or proprietary rights.

4. Confidential Information

a.	“Confidential Information” is any document or other media or tangible items that relates to research, development, trade secrets, clients, business affairs or that contains any other information of a party that was not generally available to the public when received by the other party. “Confidential Information” shall not include information that is developed by a party independently of and without reference to any of the other party’s Confidential Information.

b.	Each party hereto shall not disclose to any non-party to the Agreement, any Confidential Information. The parties agree to protect any Confidential Information received from the other party using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care.

c.	In the event that Consultant is required by law, regulation or court order to disclose any of FCE’s Confidential Information, Consultant shall promptly notify FCE in writing prior to making any such disclosure so that a protective order or other appropriate remedy may be sought. Consultant shall cooperate with FCE in seeking such order or other remedy. If FCE is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, Consultant shall furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded with the Confidential Information.

d.	All of FCE’s Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall be and remain the property of FCE. All such information in tangible form shall be returned to FCE promptly upon written request or the termination or expiration of this Agreement, and shall not thereafter be retained in any form by Consultant, its affiliates, or any employees or independent contractors of Consultant or its affiliates.

e.	The parties acknowledge that Confidential Information is unique and valuable, and that disclosure in breach of this Agreement will result in irreparable injury for which monetary damages alone would not be an adequate remedy. Therefore, the parties agree that in the event of a breach or threatened breach of confidentiality, FCE shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

5. Mutual Non-Solicitation

a.	Except with FCE’s express written consent, Consultant shall not solicit, hire, or employ any of FCE’s employees, nor shall Consultant cause, aid, or provide information to any other person to solicit, hire or employ any of FCE’s employees. For purposes of this provision, a party’s “employee” shall mean any individual that is on such party’s payroll during the term of this Agreement and for the ninety (90) day period following removal from such payroll for any reason.

b.	The parties hereto agree that, during the term hereof and for a period of one (1) year following the termination or expiration of this Agreement, neither party will, except with the other party’s prior written consent, solicit or offer employment to an employee of the other party who was directly and substantively involved in the services performed under this Agreement. This provision shall not restrict the right of either party to solicit or recruit generally in the media, and shall not prohibit either party from hiring an employee of the other who answers any advertisement or who otherwise voluntarily applies for hire without having been initially personally solicited or recruited by the hiring party.

6.	Insurance

Consultant agrees to maintain the following insurance coverage:

a.	Comprehensive General Liability and Property Damage Insurance (including completed operations and contractual liability) on an occurrence basis in an amount not less than $2,000,000 combined single limit: and

b.	Commercial Liability Insurance with minimum limits no less than $1,000,000 combined single limit; and

c.	Worker’s Compensation (at statutory limits) and Employer’s Liability Insurance with minimum limits of $500,000.

FCE and its parents, subsidiaries and affiliates shall be named as additional insured on the policies and provide evidence of the same within ten (10) days of the execution of this Agreement.

7.	Termination

This Agreement may be terminated by either party with or without cause by providing fourteen (14) days written notice to the other party. Consultant’s obligations and representations under paragraphs (3) (4) and (5) above shall survive the termination or other expiration of this Agreement. In the event of notice of such termination, Consultant shall be paid pursuant to services rendered up to the date of such termination and not thereafter. In the event of early termination by Consultant, and a fourteen (14) day written notice is not given, FCE shall have the option to withhold all final payments, including expenses (if any), until satisfactory release has been received from the Consultant.

8.	Sole Agreement

This Agreement is the sole agreement for services between FCE and Consultant and supersedes all prior agreements and understandings with respect to the services referred to herein.

9.	Controlling Law

The parties agree that this Agreement is made and accepted in the State of Ohio and the laws of that state shall control the construction, interpretation, validity, and enforcement of this Agreement as if all relevant aspects of the performance of this Agreement existed only in that state. The parties hereby consent to the jurisdiction of the courts of that state with respect to any rights of action arising under this Agreement.

10.	Miscellaneous Provisions

a.	Omission of Enforcement Not Waiver. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

b.	Severability. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the Parties as expressed herein.

c.	Confidentiality of Agreement. Except upon mutual written agreement, or as may be required by law, neither party shall in any way or in any form disclose the contents of this Agreement.

d.	Notices. All notices relating to this Agreement shall be sent to the parties at the addresses stated below, by registered or certified mail or nationwide recognized overnight courier. Either party hereto may specify in writing to the other party a different address for the giving of notices.

Notices to Owner:	Forest City Enterprises, Inc. 50 Public Square, Suite 1100 Cleveland, Ohio 44113 Attention: Charles A. Ratner
With Copy to:	Forest City Enterprises, Inc. 50 Public Square, Suite 1360 Cleveland, Ohio 44113 Attention: General Counsel
Notices to Consultant:	Thomas G. Smith 8775 Fox Hollow Lane Kirtland Hills, Ohio 44060-8821

e.	No Warranties. Except as expressly stated herein, the parties hereto expressly disclaim all warranties, whether express, statutory or implied.

f.	Force Majeure. Except for payments of outstanding balances when due, neither party will be liable for any damages or penalties for delay in performance when such delay is due to the elements, acts of God, acts of civil or military authority, fires or floods, epidemics, quarantine restrictions, war or riots, or other circumstances outside the reasonable control of the affected party.

g.	Arbitration of Disputes. Any disputes arising hereunder shall be referred to binding arbitration pursuant to the commercial rules of the American Arbitration Association.

h.	Amendments. This Agreement may only be amended by the written agreement of FCE and the Consultant. No amendments, variations, modifications or changes herein or hereof shall be binding upon either party unless set forth in a document duly executed by or on behalf of such party.

i.	Interpretation of Agreement. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or alter the scope of this Agreement or any provision hereof. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine, feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

j.	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Forest City Enterprises, Inc.	Consultant:

By: /s/ Andrew J. Passen Name: Andrew J. Passen Title: EVP, Human Resources Date: May 16, 2008	By: /s/ Thomas G. Smith Name: Thomas G. Smith Title: Consultant Date: May 16, 2008

Addendum A
(MASTER CONSULTANT AGREEMENT)

Scope of Services

a.	Consultant will provide services as follows:

i)	Consultation on FCE’s insurance portfolio; mentoring Director of Insurance, assisting transition of CFO, CAO, and Loss Prevention department; assisting with requests with Compensation Committee matters; and consultation on other matters utilizing Consultant’s expertise and experience.

ii)	Consultant shall work twenty (20) hours per week for year one (1), and ten to fifteen (10- 15) hours per week for year two (2), as defined in paragraph (b) below.

iii) Consultant shall keep a reserved parking space at his own expense.

b.	FCE shall reimburse consultant for Consulting Services listed above in (a) (i) upon presentation of invoices, in the total amount of $250,000 for the period commencing May 12, 2008 through May 12, 2009, and $150,000 for the period commencing May 12, 2009 through May 12, 2010.

c.	FCE shall reimburse Consultant upon presentation of invoices and receipts, for premiums related to long-term health care, as well as insurance coverage required by this Agreement.

d.	FCE shall reimburse Consultant for ancillary expenses in connection with services rendered in (a) (ii) above, against invoices presented to, and approved by FCE, for travel and other reasonable expenses incurred by Consultant to perform his duties and obligations under this Agreement.

e.	Invoices from Consultant for consulting services will be submitted bi-weekly by Consultant, net sixty (60).

f.	This addendum commences on May 12, 2008 and terminates on May 12, 2010, unless the parties otherwise agree in writing subject to the notice provision.

APPROVAL:

Forest City Enterprises, Inc. By: /s/ Andrew J. Passen Name: Andrew J. Passen Title: EVP, Human Resources Date: May 16, 2008	Consultant By: /s/ Thomas G. Smith Name: Thomas G. Smith Date: May 16, 2008